Exhibit 99.1

VBI Vaccines Announces Multiple Phase 3 Sci-B-Vac® Abstracts Accepted for Oral and Poster Presentations at EASL 2020

CAMBRIDGE, Mass. (August 20, 2020) – VBI Vaccines Inc. (Nasdaq: VBIV) (VBI), a commercial-stage biopharmaceutical company developing next-generation infectious disease and immuno-oncology vaccines, today announced that two abstracts featuring data from the Phase 3 program evaluating Sci-B-Vac®, the company’s tri-antigenic prophylactic hepatitis B (HBV) vaccine, have been accepted for presentation at The Digital International Liver CongressTM 2020 (ILC), the Annual Meeting of the European Association for the Study of the Liver (EASL), taking place on August 27-29, 2020. The presentations will include a late-breaker oral presentation and a poster presentation, which has been selected for a poster tour.

The presentation details and schedules are as follows:

Late-Breaker Oral Presentation

-	Abstract #: AS169
-	Title: High HBsAb titers consistent across 3 lots of the tri-antigenic HepB Vaccine, Sci-B-Vac®: Results from the second pivotal Phase 3 double-blind, randomized controlled trial designed to assess the lot-to-lot consistency of Sci-B-Vac® in adults (CONSTANT)
-	Session: Abstract Session: HBV – Clinical
-	Date: Saturday, August 29, 2020
-	Time: 12:15 – 12:30 CEST
-	Presenter: Adam Finn, M.D., Ph.D., Professor of Paediatrics at the University of Bristol, UK, and principal investigator of the CONSTANT Phase 3 clinical study
-	Event Website: https://ilc-congress.eu/

The oral presentation will be displayed as a 10-minute pre-recorded video followed by a five-minute live Q&A session.

Poster Presentation

-	Abstract #: 1181
-	Title: Higher proportion of responders with Hepatitis B Antibody levels ≥ 100 mIU/mL with the tri-antigenic HepB vaccine, Sci-B-Vac®, compared to Engerix-B®: Results from the phase 3 double-blind, randomized study comparing immunogenicity and safety (PROTECT)
-	Session: Poster tour: Viral Hepatitis A, B, C, D, E: Immunology
-	Date: Thursday, August 27, 2020
-	Time: 12:30 – 13:00 CEST
-	Presenter: Timo Vesikari, M.D., Ph.D., Professor Emeritus and Director of the Northern Vaccine Research Network in Finland, and principal investigator of the PROTECT and CONSTANT Phase 3 clinical studies
-	Event Website: https://ilc-congress.eu/

Dr. Vesikari will give a live presentation of the poster during the Poster Tour, followed by a three-minute live Q&A session. A five-minute pre-recorded explanation of the poster will also be available on-demand at the Event Website link above.

About VBI Vaccines Inc.

VBI Vaccines Inc. (Nasdaq: VBIV) is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI is advancing the prevention and treatment of hepatitis B, with: (1) the only tri-antigenic hepatitis B vaccine, Sci-B-Vac®, which is approved for use and commercially available in Israel and recently completed its Phase 3 program in the U.S., Europe, and Canada; and (2) an immunotherapeutic in development for a functional cure for chronic hepatitis B. VBI’s enveloped virus-like particle (eVLP) platform technology enables development of eVLPs that closely mimic the target virus to elicit a potent immune response. VBI’s lead eVLP programs include a vaccine immunotherapeutic candidate targeting glioblastoma (GBM), a prophylactic cytomegalovirus (CMV) vaccine candidate, and a prophylactic pan-coronavirus vaccine candidate. VBI is headquartered in Cambridge, MA, with research operations in Ottawa, Canada, and research and manufacturing facilities in Rehovot, Israel.

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Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the impact of general economic, industry or political conditions in the United States or internationally; the impact of the ongoing COVID-19 pandemic on our clinical studies, manufacturing, business plan, and the global economy; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the SEC on March 5, 2020, and filed with the Canadian security authorities at sedar.com on March 5, 2020, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Contact

Nicole Anderson

Director, Corporate Communications & IR
Phone: (617) 830-3031 x124
Email: IR@vbivaccines.com